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                                  PRESS RELEASE


CONTACT:  Robert S. Koebele
          Vice President, Finance
          SBARRO, INC.
          (516) 864-0203

                                          SUMMARY: Board of Directors of
                                                   Sbarro, Inc. defers
                                                   consideration of quarterly
                                                   cash dividend pending
                                                   consideration of proposed
                                                   acquisition of public shares


FOR IMMEDIATE RELEASE

Commack, L.I., New York.......................................February 11, 1998


           Sbarro, Inc. (listed New York Stock Exchange "SBA") announced today that, at their regularly scheduled quarterly meeting held today, its Board of Directors had deferred consideration of the Company's quarterly cash dividend pending consideration of a transaction that has been proposed by the Sbarro family which would result in the acquisition at $28.50 per share in cash of all of the shares of the Company not owned by the Sbarro family. The proposal, as previously announced, is conditioned upon, among other things, the immediate suspension of dividends by the Company.

           The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At December 28, 1997 there were 862 Sbarro restaurants in operation, 623 of which were Company-owned and 239 of which were franchised.